NEWS for Immediate Release

Enodis Offer Update: Manitowoc Received EU Antitrust clearance

MANITOWOC, Wis. — September 19, 2008 – The Manitowoc Company, Inc. (NYSE: MTW) and Enodis plc (L: ENO) and are pleased to announce that the necessary antitrust clearance from the European Commission in connection with Manitowoc’s proposed acquisition of Enodis has today been obtained.

In order to secure clearance from the European Commission, Manitowoc has agreed to sell Enodis’ global ice machine operations following completion of the transaction. The businesses that will be sold are operated under the Scotsman, Ice-O-Matic, Simag, Barline, Icematic, and Oref brand names. Manitowoc has also agreed to sell certain non-ice businesses of Enodis located in Italy that are operated under the Tecnomac and Icematic brand names.

The acquisition of Enodis remains conditional, among other things, on U.S. antitrust approval. The U.S. antitrust process is progressing in accordance with the timetable set out in the Scheme Document. Manitowoc is currently negotiating the terms of a consent decree with the U.S. Department of Justice that is expected to provide for the sale of Enodis’ ice machine operations in the United States. Final clearance is anticipated on or before October 11, 2008.

In order to become effective in accordance with its terms, it will be necessary for the Court to sanction the Scheme at the Scheme Court Hearing and subsequently confirm the associated Reduction of Capital at the Reduction Court Hearing. Assuming all outstanding antitrust clearances are obtained on October 11, 2008, these hearings are scheduled to take place on October 22, 2008 and October 24, 2008, respectively. Following the sanction of the Scheme and confirmation of the Reduction of Capital by the Court, it then is expected that the last day of dealings in Enodis Shares will be October 24, 2008 and the listing of Enodis Shares will be cancelled at 8.00 a.m. on October 27, 2008, the anticipated Effective Date of the Scheme. If antitrust clearances are obtained by an earlier date, these dates may be brought forward accordingly. An expected timetable of principal events is set out in the Appendix to this announcement.

Prior to the Court Hearings, Enodis will post a supplementary circular to Shareholders. This will set out details of changes (if any) in circumstances since the date of the Meetings which the Directors consider to be sufficiently material to be brought to Scheme Shareholders’ attention, and will include information regarding the antitrust clearance process. This supplementary circular will also confirm the dates of the Court Hearings and the anticipated Effective Date. If, in the opinion of the Directors, any changes in circumstances following the date of the Meetings are sufficiently material to the Scheme that the Scheme Shareholders should be given a further opportunity to approve the Scheme in the light of this new information, then the Directors will not seek the Court’s sanction until such approval is obtained and will seek the Court’s permission to convene further Meetings accordingly.

Terms defined in the Scheme Document shall have the same meaning(s) when used in this announcement.

Forward-looking Statements
This press release includes “forward-looking statements” intended to qualify for the safe harbor from liability under the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations of the management of the companies and are subject to uncertainty and changes in circumstances. Forward-looking statements include, without limitation, statements typically containing words such as “intends,” “expects,” “anticipates,” “targets,”“estimates,” and words of similar import. By their nature, forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results and developments to differ materially include, among others:

–	unanticipated issues associated with securing the remaining antitrust approvals necessary for the completion of Manitowoc’s acquisition of Enodis;
–	unanticipated issues relating to the satisfaction of the other conditions precedent to the closing of the transaction;
–	unexpected issues that could impact the timing of the sanctioning of the Scheme; and
–	risks and other factors cited in Manitowoc’s filings with the United States Securities and Exchange Commission.

Manitowoc and Enodis undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements only speak as of the date on which they are made.

Enquiries:
Rothschild (Financial Adviser to Enodis)
+44 (0) 20 7280 5000
Robert Leitao
Paul Simpson
Ravi Gupta

Financial Dynamics (PR Adviser to Enodis)
+44 (0) 20 7269 7186/7113
Richard Mountain
Andrew Lorenz

The Manitowoc Company, Inc.
+1 920 652 1720
Carl J. Laurino, Senior Vice President & Chief Financial Officer

JPMorgan Cazenove (Financial Adviser to Manitowoc)
+44 (0) 20 7588 2828
Mark Breuer
Dwayne Lysaght
Niklas Kloepfer

Rothschild, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Enodis and no one else in connection with the Final Offer and will not be responsible to anyone other than Enodis for providing the protections afforded to the customers of Rothschild nor for providing advice in relation to the Final Offer or any other matter referred to herein.

JPMorgan Cazenove, which is regulated in the United Kingdom by the Financial Services Authority, is acting for Manitowoc and MTW County and no one else in connection with the Acquisition and will not be responsible to anyone other than Manitowoc and MTW County for providing the protections afforded to customers of JPMorgan Cazenove or for providing advice in relation to the Acquisition or any other matter referred to in this document.

Appendix

Expected Timetable of Principal Events

EVENT	TIME and DATE*
Supplementary Circular updating Enodis Shareholders on	October 14, 2008
the status of the Acquisition and expected timetable of
remaining principal events posted
Scheme Court Hearing (to sanction the Scheme)	October 22, 2008
Reduction Record Time	6:00 p.m. on October 23, 2008
Reduction Court Hearing (to confirm the Reduction of Capital)	October 24, 2008
Last day of dealings in, and for registration of	October 24, 2008
transfers of, and disablement in CREST of, Enodis shares
Scheme Record Time	6:00 p.m. on October 24, 2008
Effective Date	October 27, 2008
Cancellation of listing of Enodis Shares	8:00 a.m. on October 27, 2008
Latest date for despatch of cheques and crediting	November 10, 2008
of CREST accounts for cash consideration due under
the Scheme

*This timetable assumes that antitrust clearances are not all obtained earlier than October 11, 2008. If clearances are obtained by an earlier date, these dates where appropriate may be brought forward accordingly. Unless otherwise stated, all references to times are to London time.